CENTURY CAPITAL MANAGEMENT, LLC
                         100 Federal Street, 29th Floor
                                Boston, MA 02110


June 16, 2005

Board of Trustees
Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, MA  02110

Re:    Distribution and Service Fee Expense Reimbursement Agreement

Dear Gentlemen:

Century Shares Trust (the "Fund"), a series of Century Capital Management Trust (the "Trust"), is authorized under the Fund's Distribution and Service Plan (the "Plan") to pay up to 0.25% of the average daily net assets attributable to the Fund's Investor Shares class for distribution services and shareholder services as described in the Plan. Century Capital Management, LLC hereby agrees through February 28, 2007 to reimburse the Fund for up to 0.15% of the distribution and service fees paid by the Fund pursuant to the Distribution and Service Plan.

We understand and acknowledge that the Trust intends to rely on this agreement, including in connection with the preparation and printing of the Trust's prospectus and the daily calculation of the Fund's net asset value.


Very truly yours,

CENTURY CAPITAL MANAGEMENT, LLC


By:       /s/ Davis Fulkerson
          -----------------------------------------
          Name:    Davis Fulkerson
          Title:   Managing Director